FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): August 23, 2012

FBL Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Iowa	1-11917	42-1411715
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5400 University Avenue, West Des Moines, Iowa		50266-5997
(Address of principal executive offices)		(Zip Code)

(515) 225-5400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:

On August 23, 2012, FBL Financial Group filed a Current Report on Form 8-K (the "Original Filing") in connection with an announcement naming James P. Brannen as Chief Executive Officer and Donald J. Seibel as Chief Financial Officer and Treasurer. This Form 8-K/A amends the Original Filing to include compensation arrangements required by Item 5.02 (e) of Form 8-K that were not available at the time of the Original Filing.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)    FBL Financial Group, Inc. has announced that its Board of Directors has named James P. (Jim) Brannen to the position of Chief Executive Officer, after his service as interim Chief Executive Officer for two months. Donald J. Seibel, who currently serves as Vice President - Finance, has been named Chief Financial Officer and Treasurer, positions previously held by Brannen. The change in titles and duties is effective August 23, 2012.

Prior to his appointment as Chief Executive Officer, Brannen, age 50, served as Chief Financial Officer, Chief Administrative Office and Treasurer since 2007. He has been with the company for more than 20 years, where he has held various positions in finance and executive management. Prior to joining FBL, Brannen worked in public accounting. A graduate of the University of Iowa, Brannen is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Iowa Society of Certified Public Accountants. Brannen is also active in civic and industry organizations, currently serving on the board of United Way of Central Iowa.
Prior to his appointment as Chief Financial Officer and Treasurer, Seibel, age 49, served as Vice President - Finance since 2007. He joined the company in 1996 and held various positions in finance before joining the management team. Prior to joining FBL, Seibel worked in public accounting. A graduate of Iowa State University, Seibel is a certified public accountant and chartered global management accountant, a member of the American Institute of Certified Public Accountants and the Iowa Society of Certified Public Accountants and holds the Fellow Life Office Management Institute (FLMI) certification. Seibel is active in civic and industry organizations, currently serving on the board of directors of the Iowa Society of Certified Public Accountants.
(e)    Mr. Brannen was named Chief Executive Officer effective August 23, at an annual salary of $454,480. He will also participate in the Company's short term incentive (bonus) targeted at 60% of base salary, and long term incentive targeted at 80% of base salary, consisting of annual grants of cash settled restricted stock units which vest over five years. In addition to all general employee and executive benefits, Mr. Brannen and the Company agreed upon a Retention Agreement. If Mr. Brannen is terminated by the Company without cause before age 55, he will receive a lump sum equal to $3 million (his estimated age 55 benefit under the Company's Retirement Plan and Supplemental Retirement Plan) less the amount of accrued retirement benefit he would otherwise be entitled to at the date of termination.
Mr. Seibel was named Chief Financial Officer and Treasurer effective August 23, 2012, at an annual salary of $340,000. He will also participate in the Company's short term incentive (bonus) targeted at 55% of base salary, and long term incentive targeted at 45% of base salary, consisting of annual grants of cash settled restricted stock units which vest over five years, as well as other general employee and executive benefits. See the Compensation Discussion and Analysis section of the Company's proxy statement dated March 31, 2012 for a description of those benefits.

Item 7.01     Regulation FD Disclosure
On August 23, 2012, FBL Financial Group issued a news release announcing that its Board of Directors has named James P. Brannen to the position of Chief Executive Officer, after his service as interim Chief Executive Officer for two months. Donald J. Seibel, who currently serves as Vice President - Finance, has been named Chief Financial Officer and Treasurer, positions previously held by Brannen. The news release is furnished as Exhibit 99.1. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1933, except as shall be expressly set forth by specific reference to such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FBL FINANCIAL GROUP, INC.
(Registrant)

Date: August 29, 2012

/s/ James P. Brannen
James P. Brannen
Chief Executive Officer

EXHIBIT INDEX

Exhibit No:    Description

Exhibit 99.1    News release of the registrant dated August 23, 2012